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                                                               EXHIBIT 10-9
                                       WICOR, Inc.
                  2000 Corporate Officer's Incentive Compensation Plan


I.    Objectives
      ----------
The principle objectives of the Plan are:

   A. To motivate and to provide incentive for officers of WICOR to create economic value.

   B. To ensure a focus on earning a return on capital in excess of the cost of capital while also making a positive contribution to earnings.

   C.  To assist in the retention of quality senior management.

   D. To yield competitive total compensation levels when performance goals meet the cost of capital requirement.

II.    Eligibility
       -----------
Participation in the Plan is limited to designated WICOR corporate officers. The Chief Executive Officer will be responsible for recommending eligibility changes to the Compensation Committee of the Board of Directors of WICOR, Inc.


III.    Amount of Potential Award
        -------------------------
   A. The minimum, target and maximum award opportunities for each executive, as a percentage of base salary (W-2 base salary calendar earnings), are as follows:

                                Award as Percent of Salary
                       ------------------------------------------
Position               Minimum         Target           Maximum
------------------     -------       ----------       -----------
Chairman  & CEO          0%              60%            130.50%

President & COO          0%              50%            108.75

Sr. V.P. & CFO           0%              45%             97.875%

Treasurer                0%              30%             65.25%

V.P Corporate
  Development and
  Planning               0%              30%             65.25%

   B. Each executive's award will be determined based on a combination of WICOR and individual performance, with WICOR performance accounting for 75% of the award and individual performance weighted at 25%.

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IV.    Performance Criteria and Objective Setting
       ------------------------------------------
   A.  Financial Component (75% Weight)

      1.)  Overall WICOR performance will be measured by Return on Capital
(ROC), which is defined as NOPAT (Net Operating Profit After Tax) divided by Total Capital Employed (NOPAT and Total Capital Employed are defined in Appendix I). Threshold, Target, and Maximum ROC performance levels, and their corresponding incentive awards are as follows:

    Performance Level    2000 Return on Capital    Award as a % of Target
    -----------------    ----------------------    ----------------------
    Below Threshold        Less than 7.2%                   0%

    Threshold                   7.2%                        1%

    Target                      8.5%                      100%

    Maximum or Above           11.1%                      200%

* WICOR Cost of Capital = 8.5%

For performance at levels between Threshold and Target or between Target and Maximum, award calculations will be interpolated on a linear basis.

      2.) ROC payout will be further modified by performance against EPS Growth (the modifier). As seen below, EPS growth performance can modify the
award by +/-    20%.

                                          Award modification
Performance Level     2000 EPS Growth      as  a % of Target
------------------   ------------------   ------------------
Threshold              < or = to 5%              80%

Target                    10%                   100%

Maximum                > or = to 15%            120%


For performance at levels between Threshold and Target or between Target and Maximum award calculations will be interpolated on a linear basis.

   B.  Discretionary/Individual Component (25% Weight)

The individual component of total incentive compensation will be determined by the WICOR Compensation Committee on recommendations from the CEO reflecting the individual's overall performance as measured against previously identified and agreed upon goals and objectives. The award may vary between 0% and 150% of the individual performance portion of the target award, and will be determined and paid independently of Corporate financial performance.


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Combining the previously mentioned components yields the following formula for determining annual incentive payout:


Step 1               [ Base Salary   x   Eligible Target % ]

Multiplied by the sum of Step 2 and Step 3

Step 2            [(ROC Award %  x  EPS Growth Modifier %)   x 75%]

                                     Plus

Step 3                     [Discretionary %  x  25%]

Equals

Annual Incentive Award


   C. If the Compensation Committee of WICOR, Inc. determines that corporate performance was inadequate, it may exercise discretion to reduce or eliminate any or all bonus payments.

   D. The performance criteria in this Section IV have been established on the basis of WICOR remaining an independent, publicly-traded corporation. Pursuant to the Agreement and Plan of Merger, dated as of June 27, 1999 and amended as of September 9, 1999, WICOR will become a wholly-owned subsidiary of Wisconsin Energy Corporation and no longer will be an independent, publicly-traded corporation. It is contemplated that the merger will close in the Spring of 2000. If the merger closes in 2000, the ways in which various WICOR business functions are integrated into Wisconsin Energy in 2000 may make it necessary or appropriate to change one or more of the performance criteria on which awards under the Plan will be based. The Board of Directors reserves the right to make such changes at any time before December 31, 2000.

V.    Performance
      -----------
Company performance goals will be for the 2000 calendar year.


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VI.    Treatment of Acquisitions and Investments
       -----------------------------------------
   A.  Acquisitions

The capitalized value (NOPAT/Target's Cost of Capital) of the acquired entity's last full year's NOPAT will be added to the capital base of the acquiring business unit in the month of acquisition. The acquisition premium (defined as the excess of the purchase price over the capitalized value ) will be incorporated into the capital base at a rate of 20% per year starting at the beginning of the first calendar year after the acquisition.

   B.  Investments

The entire value of investments of an operating nature (capital expenditures) will be added to the capital base. However, investments of a significant dollar amount, whose project life extends beyond ten years, will be reviewed by management for potential adjustments to the capital base (similar to the treatment for acquisitions).

VII.    Form and Timing of Award Payments
        ---------------------------------
   A. Awards will be determined and paid as soon as practicable after the close of the Plan year.

   B. At each participant's discretion and with the concurrence of the Compensation committee of WICOR, Inc., awards may be paid in one of two ways:

      1.  Lump sum.

      2.  Partly in lump sum and the remainder in deferred payments.

   C. The Company offers a deferred payment option as part of the WICOR, Inc. Non-Qualified Deferred Compensation Plan to those officers who prefer not to receive their awards in current cash. Deferral elections must be made in accordance with the provisions of the Non-Qualified Deferred Compensation Plan.

   D. Additionally, if performance significantly exceeds the maximum standard established, the Compensation Committee has the discretion to provide an
incentive payout in excess of the maximum allowable payout.    However, any
exceptional performance which qualifies for this award, must be a direct result of management efforts and not due to external factors beyond management's control. Any awards in excess of the maximum payout opportunity would be paid in WICOR restricted stock which would vest ratably over five years. However, if a participant terminates employment due to death, retirement, or disability, any prior restricted stock awards made under this provision would become immediately vested.


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   E.  In the event the company's overall ROC is negatively impacted by the inclusion of a newly acquired company's results, the compensation committee has the discretion to make a supplemental incentive payment. The supplemental payment will be considered if the acquired company is meeting the financial projections established at the time of the acquisition and the officers of the acquiring entity would have otherwise received a higher incentive payment had it not been for the inclusion of the acquired entity's results. The purpose of this supplemental incentive provision is to motivate officers to invest in value building projects. The duration of the supplemental incentive period will be no more than three years.

VIII.    Implementation
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   A.  The effective date of the Plan is January 1, 2000.

IX.    Plan Administration
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   A.  Compensation Committee

      1. The Plan will be administered by the Compensation Committee of the Board of Directors of WICOR, Inc.

      2. The Committee's administration is subject to approval of the Board of Directors of WICOR, Inc.

      3. The decisions of the Board are final and binding on all Plan participants.

      4. The Board retains the right to terminate or amend the Plan as it may deem advisable.


   B.  Partial Year Participation

      1. Participants must be employed by the Company on the last day of the Plan year in order to receive a bonus for that year. However, once earned, a bonus will be paid to a participant regardless of whether he/she is employed by the company on the date payment is made.

      2. Awards for part year participants will be pro-rated based on the proportion of the year that the participant was in the Plan. This includes participants who terminate employment due to death, disability or retirement
      3. Participants who terminate employment with the Company prior to the last day of the plan year shall forfeit all rights to an incentive award payment under the Plan except for terminations due to death, retirement or disability.

      4. A participant is deemed to be disabled if he/she becomes eligible for benefits under the Company's Long Term Disability Plan.


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        6    Appendix I

    DEFINITIONS OF TERMS
    Corporate Consolidated

NOPAT - Net operating profits after tax is calculated as follows:
Sum of the individual Subsidiaries NOPAT, including Energy PCO, WICOR Industries PCO, WEXCO, Fieldtech, and WESCO.

CAPITAL-Total capital employed is calculated as follows:
Sum of the individual Subsidiaries Average Capital employed, including Energy PCO, WICOR Industries PCO, WEXCO, Fieldtech and WESCO.

Measurement for all capital employed items is determined using 13 month rolling average